EXHIBIT 5
August 28, 2008
MiMedx Group, Inc.
1234 Airport Road, Suite 105
Destin, Florida 32541
     Re:      Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to MiMedx Group, Inc., a Florida corporation (the “Company”), in connection with the Company’s above-referenced registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration of 6,635,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), of which: (i) up to 5,500,000 shares of Common Stock will be issued and sold under the MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan (the “2006 Plan”), (ii) up to 1,008,750 shares of Common Stock may be sold upon exercise of currently outstanding options under the MiMedx Group, Inc. Amended and Restated Assumed 2005 Stock Plan (formerly the SpineMedica Corp. 2005 Employee, Director and Consultant Stock Plan) (the “2005 Plan”), and (iii) up to 126,250 shares may be sold upon exercise of currently outstanding options under the MiMedx, Inc. 2007 Assumed Stock Plan (formerly the SpineMedica Corp. 2007 Stock Incentive Plan) (together with the 2006 Plan and the 2005 Plan, the “Plans”). This opinion is delivered to you pursuant to Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K of the Commission.
     As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Shares, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.
     In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company.
     Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that, when issued in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.
     This opinion is limited to the laws of the State of Florida, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

MiMedx Group, Inc.
August 28, 2008

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our Firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Womble Carlyle Sandridge & Rice, PLLC